Exhibit (d)(16)

Execution Version

AMENDMENT NO. 1 AND AGREEMENT

This Amendment No. 1 and Agreement (this “Agreement”), dated as of August 24, 2022 (the “Amendment Effective Date”), is among Continental Resources, Inc., an Oklahoma corporation (“Borrower”), Banner Pipeline Company, L.L.C., an Oklahoma limited liability company (“Banner”), CLR Asset Holdings, LLC, an Oklahoma limited liability company (“CLR”), The Mineral Resources Company, an Oklahoma corporation (“Mineral Resources”), Continental Innovations LLC, an Oklahoma limited liability company (“Innovations”), SCS1 Holdings LLC, an Oklahoma limited liability company (“SCS1”), Jagged Peak Energy LLC, a Delaware limited liability company (“Jagged Peak”), and Parsley SoDe Water LLC, a Delaware limited liability company (“Parsley SoDe Water” and together with Banner, CLR, Mineral Resources, Innovations, SCS1, and Jagged Peak, collectively, the “Guarantors”), the Lenders (as defined in the Credit Agreement) that have executed this Agreement, the Issuing Banks (as defined in the Credit Agreement), and MUFG Bank, Ltd. (as successor to MUFG Union Bank, N.A.), as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrower is party to the Revolving Credit Agreement, dated as of October 29, 2021 (as amended, supplemented or modified prior to the date hereof, the “Credit Agreement”), with the Existing Lenders party thereto from time to time, the issuing banks party thereto from time to time, and the Administrative Agent.

B. Subject to the terms and conditions set forth herein, (i) each of the Increasing Lenders (as defined below) has agreed to increase its Commitment under the Credit Agreement, (ii) the New Lender (as defined below) has agreed to become a Lender under the Credit Agreement, and (iii) the parties hereto have agreed to amend the Credit Agreement, in each case, subject to the terms and conditions set forth below.

THEREFORE, the Borrower, the Lenders that have executed this Agreement, the Issuing Banks, and the Administrative Agent agree as follows:

Section 1. Defined Terms. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meaning set forth above. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. For the purposes of this Agreement, the each of the following terms shall have the following meanings:

“Existing Lenders” means the Lenders other than the New Lender.

“Increasing Lenders” means, collectively, MUFG Union Bank, N.A., Bank of America, N.A., Mizuho Bank, Ltd., Royal Bank of Canada, The Toronto-Dominion Bank, New York Branch, Truist Bank, U.S. Bank National Association, Wells Fargo Bank, N.A., and Citibank, N.A.

“New Lender” means Goldman Sachs Bank USA.

Section 2. Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation.” Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3. Amendments.

(a) The Credit Agreement (excluding schedules and exhibits thereto) is hereby amended to read as reflected on Annex A attached hereto.

(b) Schedule 2.01 to the Credit Agreement is hereby amended to read as reflected on Schedule 2.01 attached hereto.

(c) Schedule 2.08 to the Credit Agreement is hereby amended to read as reflected on Schedule 2.08 attached hereto.

Section 4. New Lender Agreement.

(a) The New Lender agrees to be bound by the provisions of the Credit Agreement (as amended by this Agreement), and agrees that it shall, on the Amendment Effective Date, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment in the amount set forth opposite its name on Schedule 2.01 to the Credit Agreement (as amended by this Agreement).

(b) The New Lender (i) represents and warrants that (u) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (v) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (w) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to provide its Commitment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Arrangers or any other Lender, (x) if it is a U.S. Person, it has delivered to the Administrative Agent an executed copy of IRS Form W-9 certifying that it is exempt from U.S. Federal backup withholding tax, duly completed and executed by the undersigned, (y) if it is a Non-U.S. Lender, it has delivered to the Administrative Agent any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (z) it has delivered to the Administrative Agent a completed Administrative Questionnaire in which the New Lender designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the undersigned’s compliance procedures and applicable laws, including Federal and state securities laws; (ii) agrees that (x) it will, independently and without reliance on the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and (y) from and after the Amendment Effective Date, it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (iii) hereby irrevocably appoints the entity named as the Administrative Agent to act as the Administrative Agent under the Credit Agreement and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto; and (iv) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

(c) The parties hereto hereby agree that this Section 4 shall satisfy the requirement in Section 2.20 of the Credit Agreement that the New Lender execute and deliver a New Lender Supplement.

Section 5. Increasing Lender Agreement.

(a) Each Increasing Lender agrees that its respective Commitment shall be increased to the amount set forth opposite its name on Schedule 2.01 to the Credit Agreement (as amended by this Agreement).

(b) The parties hereto hereby agree that this Section 5 shall satisfy the requirement in Section 2.20 of the Credit Agreement that each Increasing Lender execute and deliver an Incremental Commitment Activation Notice.

Section 6. Representations and Warranties. Each Loan Party represents and warrants that: (a) the representations and warranties of such Loan Party set forth in the Credit Agreement and the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties continue to be true and correct in all material respects as of such specified earlier date; provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (b) no Default has occurred and is continuing; (c) execution, delivery and performance by each Loan Party of this Agreement are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company, partnership or corporate action, as applicable; (d) this Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party hereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (e) the execution, delivery and performance by each Loan Party of this Agreement do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder).

Section 7. Reaffirmation of Loan Parties. Each Loan Party hereby ratifies and reaffirms (a) the validity, legality and enforceability of the obligations under the Loan Documents; (b) that its reaffirmation of the obligations under the Loan Documents is a material inducement to the Administrative Agent and the Lenders to enter into this Agreement; and (c) that all obligations under the Loan Documents shall remain in full force and effect until all such obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and the Commitments have expired or have been terminated.

Section 8. Reaffirmation of Guaranty. Each Guarantor hereby ratifies and reaffirms (a) the validity, legality and enforceability of the Subsidiary Guaranty; (b) that its reaffirmation of the Subsidiary Guaranty is a material inducement to the Administrative Agent and Lenders to enter into this Agreement; and (c) that its obligations under the Subsidiary Guaranty shall remain in full force and effect until all the obligations under the Loan Documents have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and the Commitments have expired or have been terminated.

Section 9. Conditions to Effectiveness. This Agreement shall become effective on the Amendment Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions precedent:

(a) The Administrative Agent shall have received a counterpart of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantors, the Administrative Agent, the Issuing Banks, the New Lender, the Increasing Lenders and the Required Lenders.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) of (i) Vinson & Elkins L.L.P., New York counsel for the Borrower, and (ii) Crowe & Dunlevy, Oklahoma counsel for the Borrower, in each case reasonably satisfactory to the Administrative Agent, and covering such matters relating to the Borrower, the Guarantors or this Agreement as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of an officer, the Secretary, an Assistant Secretary, or the Manager of each Loan Party, dated as of the Amendment Effective Date, certifying (i) the resolutions of the board of directors (or other equivalent governing body) of such Loan Party authorizing the execution of this Agreement and each Loan Document to which such Loan Party is a party (or certifying that there have been no changes to such resolutions since the date last certified to the Administrative Agent and the other Lenders), (ii) the charter, bylaws or other applicable organizational documents of such Loan Party (or certifying that there have been no changes to such formation and organizational documents since the date last certified to the Administrative Agent and the other Lenders) and (iii) the names and true signatures of the officers executing this Agreement and any other Loan Document on behalf of such Loan Party on the Amendment Effective Date (or certifying there have been no changes to such persons since the date last certified to the Administrative Agent and the other Lenders).

(d) The Administrative Agent shall have received a certificate of good standing with respect to each Loan Party from appropriate public officials in the jurisdiction of organization of such Loan Party.

(e) No Default shall have occurred and be continuing as of the Amendment Effective Date.

(f) The representations and warranties in this Agreement shall be true and correct in all material respects on and as of the Amendment Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Amendment Effective Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(g) The Lenders shall have received all documentation and other information (including any Beneficial Ownership Certification) that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the Act and information described in Section 9.15 of the Credit Agreement, to the extent requested by the Lenders in writing to the Borrower reasonably in advance of the Amendment Effective Date.

(h) The Borrower shall have paid (i) to the Administrative Agent, for its own account or for the account of the Increasing Lenders, the New Lender, or Arrangers, as applicable, any other fees separately agreed upon in writing between the Borrower and the Administrative Agent in connection with this Agreement, and (ii) all other fees and expenses (including without limitations, reasonable fees of legal counsel) required to be paid pursuant to the Credit Agreement on or prior to the Amendment Effective Date.

Section 10. Acknowledgments and Agreements.

(a) The Borrower acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.

(b) The Administrative Agent and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents. Except as otherwise expressly contemplated herein, nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Loan Documents, or (iv) the rights of the Administrative Agent or any Lender to collect the full amounts owing to them under the Loan Documents.

(c) This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Section 12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 13. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 14. Governing Law. The governing law provisions set forth in Section 9.10 of the Credit Agreement apply to this Agreement.

Section 15. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED effective as of the date first above written.

BORROWER:	CONTINENTAL RESOURCES, INC.

	By:	/s/ John D. Hart
		Name:	John D. Hart
		Title:	Chief Financial Officer and Executive
Vice President of Strategic Planning

GUARANTORS:	BANNER PIPELINE COMPANY, L.L.C.

	By:	/s/ John D. Hart
		Name:	John D. Hart
		Title:	Manager

CLR ASSET HOLDINGS, LLC

By: Continental Resources, Inc., as manager and
sole member

	By:	/s/ John D. Hart
		Name:	John D. Hart
		Title:	Chief Financial Officer and Executive
Vice President of Strategic Planning

THE MINERALS RESOURCES
COMPANY

	By:	/s/ John D. Hart
		Name:	John D. Hart
		Title:	Vice President

CONTINENTAL INNOVATIONS LLC

By: Continental Resources, Inc., as sole member

	By:	/s/ John D. Hart
		Name:	John D. Hart
		Title:	Chief Financial Officer and Executive
Vice President of Strategic Planning

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

SCS1 HOLDINGS LLC

By: Continental Resources, Inc., as sole member

By:	/s/ John D. Hart
	Name:	John D. Hart
	Title:	Chief Financial Officer and Executive
Vice President of Strategic Planning

JAGGED PEAK ENERGY LLC

By: Continental Resources, Inc., as sole member

By:	/s/ John D. Hart
	Name:	John D. Hart
	Title:	Chief Financial Officer and Executive
Vice President of Strategic Planning

PARSLEY SODE WATER LLC

By: Jagged Peak Energy LLC, as sole member of
Parsley SoDe Water LLC

By: Continental Resources, Inc., as sole member of Jagged Peak Energy LLC

By:	/s/ John D. Hart
	Name:	John D. Hart
	Title:	Chief Financial Officer and Executive
Vice President of Strategic Planning

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

ADMINISTRATIVE AGENT/ISSUING BANK/LENDER/INCREASING LENDER:

MUFG BANK, LTD.,
as Administrative Agent

By:	/s/ Edward Andrew
Name:	Edward Andrew
Title:	Authorized Signatory

MUFG UNION BANK, N.A.,
as an Issuing Bank, a Lender and an
Increasing Lender

By:	/s/ Edward Andrew
Name:	Edward Andrew
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, an Increasing Lender and an Issuing Bank

	By:	/s/ Salman Samar
	Name:	Salman Samar
	Title:	Director

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

MIZUHO BANK, LTD.,
as a Lender, an Increasing Lender and an Issuing Bank

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Executive Director

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

ROYAL BANK OF CANADA,
as a Lender, an Increasing Lender and an Issuing Bank

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender, an Increasing Lender and an Issuing Bank

By:	/s/ Michael Borowiecki
Name:	Michael Borowiecki
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

TRUIST BANK,
as a Lender, an Increasing Lender and an Issuing Bank

By:	/s/ Greg Krablin
Name:	Greg Krablin
Title:	Director

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, an Increasing Lender and an Issuing Bank

By:	/s/ Bruce Hernandez
Name:	Bruce Hernandez
Title:	Senior Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

WELLS FARGO BANK, N.A.,
as a Lender, an Increasing Lender and an Issuing Bank

By:	/s/ Erin Grasty
Name:	Erin Grasty
Title:	Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

CITIBANK, N.A.,
as a Lender, an Increasing Lender and an Issuing Bank

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Jo Linda Papadakis
Name:	Jo Linda Papadakis
Title:	Authorized Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

MORGAN STANLEY BANK, N.A.,
as a Lender, Not as an Increasing Lender, Not as a New Lender, and Not as Fronting Bank

By:	/s/ Rikin Pandya
Name:	Rikin Pandya
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

GOLDMAN SACHS BANK USA,
as a Lender and New Lender

By:	/s/ Andrew B. Vernon
Name:	Andrew B. Vernon
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

MIDFIRST BANK,
as a Lender

By:	/s/ Steve Griffin
Name:	Steve Griffin
Title:	First Senior Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

CONTINENTAL RESOURCES, INC.

Execution Version

ANNEX A

$2,255,000,000

REVOLVING CREDIT AGREEMENT

dated as of

October 29, 2021,

among

CONTINENTAL RESOURCES, INC.,

as Borrower,

the LENDERS party hereto

and

MUFG BANK, LTD.,

as Administrative Agent

and

MUFG BANK, LTD., BOFA SECURITIES, INC., MIZUHO BANK, LTD.,

TD SECURITIES (USA) LLC, U.S. BANK NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA, WELLS FARGO SECURITIES, LLC,

TRUIST SECURITIES, INC., AND CITIBANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.05	–	Existing Letters of Credit
Schedule 2.08	–	LC Issuance Limits
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Interest Election Request
Exhibit D	–	Form of Note
Exhibit E-1	–	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	–	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-1	–	Form of Incremental Commitment Activation Notice
Exhibit F-2	–	Form of New Lender Supplement
Exhibit G	–	Form of Subsidiary Guaranty

-iv-

This Revolving Credit Agreement dated as of October 29, 2021, is among Continental Resources, Inc., an Oklahoma corporation, the Lenders from time to time party hereto and MUFG Bank, Ltd. (as successor by assignment to MUFG Union Bank, N.A.), as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Reference Rate.

“Act” has the meaning set forth in Section 9.15.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income taxes, as estimated by the Borrower in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are then available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated increases in proved oil and gas reserves since such year-end due to exploration, development or exploitation activities or due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by the estimated discounted future net revenues from (3) estimated proved oil and gas reserves reflected in such year-end report produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Borrower’s petroleum engineers; plus

(ii) the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements; plus

(iii) the greater of (1) the net book value on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, investments in unconsolidated Restricted Subsidiaries) of the Borrower and its Restricted Subsidiaries, as of the date no earlier than the date of the Borrower’s latest audited financial statements (provided that the Borrower shall not be required to obtain such appraisal of such assets if no such appraisal has been performed); minus

(b) the sum of:

(i) minority interests; plus

(ii) any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest annual or quarterly financial statements (to the extent not deducted in calculating Net Working Capital in accordance with clause (a)(ii) of this definition); plus

(iii) to the extent included in clause (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Borrower’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); plus

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in clause (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; provided that if the Adjusted Reference Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Adjusted Reference Rate due to a change in the Reference Rate, the Adjusted Term SOFR for a one-month tenor or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Reference Rate, the Adjusted Term SOFR for a one-month tenor or the Federal Funds Effective Rate.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means MUFG Bank, Ltd. (as successor by assignment to MUFG Union Bank, N.A.), in its capacity as administrative agent for the Lenders, and any successor in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loans” has the meaning given to such term in Section 2.13(c).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders at such time. The amount of the Aggregate Commitments as of the Effective Date is $2,255,000,000.

“Agreement” means this Revolving Credit Agreement.

“Alternate Currency” means, with respect to any Letter of Credit, Canadian Dollars and any other currency agreed to by the Administrative Agent and the applicable Issuing Bank.

“Anti-Corruption Laws” means the FCPA, and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations concerning or relating to bribery or corruption of any jurisdiction where the Borrower or any of its Subsidiaries or Affiliates operates from time to time, including, but not limited to, the Corruption of Foreign Public Officials Act (Canada).

“Anti-Money Laundering Laws” means any and all laws, statues, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing or money laundering (including, without limitation, the Patriot Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the rules and regulations promulgated thereunder) of the jurisdictions in which the Borrower or any of its Subsidiaries or its Affiliates operates or in which the proceeds of the Loans or Letters of Credit will be used in connection with the operations of the Borrower or any of its Subsidiaries or Affiliates.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments (disregarding, to the extent applicable pursuant to Section 2.19, any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time. If all of the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments made hereunder and, to the extent applicable pursuant to Section 2.19, to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or SOFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread,” “SOFR Spread,” or “Commitment Fee Rate,” as the case may be, based upon the ratings by the Rating Agencies applicable on such date to the Index Debt:

Index Debt Ratings (S&P / Moody’s/Fitch):	ABR Spread	SOFR Spread	Commitment Fee Rate
Pricing Level I A-/A3/A-	0%	1.000%	0.100%
Pricing Level II BBB+/Baa1/BBB+	0.125%	1.125%	0.125%
Pricing Level III BBB/Baa2/BBB	0.250%	1.250%	0.175%
Pricing Level IV BBB-/Baa3/BBB-	0.500%	1.500%	0.200%
Pricing Level V BB+/Ba1/BB+	0.750%	1.750%	0.250%
Pricing Level VI BB/Ba2/BB	1.000%	2.000%	0.350%

For purposes of the foregoing, (a) if only one rating is determined, the Pricing Level corresponding to that rating shall apply; (b) if there are only two ratings, then (i) if there is a one Pricing Level difference between the two ratings, then the Pricing Level corresponding to the higher rating shall be used (with the rating for Pricing Level I being the highest and the rating for Pricing Level VI being the lowest), and (ii) if there is a greater than one Pricing Level difference between the ratings, then the Pricing Level that is one Pricing Level below the higher rating will be used; (c) if there are three ratings, then (i) if all three ratings correspond to the same Pricing Level, that Pricing Level shall apply, (ii) if all three are at different Pricing Levels, the middle Pricing Level shall apply and (iii) if two ratings correspond to the same Pricing Level and the third is different, the Pricing Level corresponding to the two same Pricing Levels shall apply; (d) if none of the Rating Agencies shall have in effect a rating (other than by reason of the circumstances referred to in the next succeeding paragraph of this definition), then the Pricing Level shall be deemed to be Pricing Level VI; and (e) if the ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

If all of the Rating Agencies shall at any time fail to have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the immediately preceding paragraph of this definition), the Borrower may seek and obtain a rating of the Facility from one or more of the Rating Agencies, and on and after the date on which such rating of the Facility is obtained until such time (if any) that a rating for the Index Debt becomes effective again, the Applicable Rate shall be based on such rating or ratings of the Facility in the same manner as provided herein with respect to the ratings for the Index Debt. For any day when no rating for the Index Debt is in effect (other than by reason of the circumstances referred to in the immediately preceding paragraph of this definition) and no rating of the Facility has been obtained, the Applicable Rate shall be the rates set forth opposite Pricing Level VI on the pricing grid above.

“Approved Fund” has the meaning set forth in Section 9.04.

“Arrangers” means MUFG Bank, Ltd. (as successor by assignment to MUFG Union Bank, N.A.), BofA Securities, Inc., Mizuho Bank, Ltd., TD Securities (USA) LLC, U.S. Bank National Association, Royal Bank of Canada, Wells Fargo Securities, LLC, Truist Securities, Inc., and Citibank, N.A..

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent in consultation with the Borrower.

“Attributable Debt” means, as of any date of determination, the present value (discounted semiannually at an interest rate implicit in the terms of the relevant lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.22(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all such shares that such “person” has the right to acquire, whether such right is exercisable immediately or only after the passage of time, by way of merger, consolidation or otherwise). The term “Beneficial Ownership” shall have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Continental Resources, Inc., an Oklahoma corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close.

“Canadian Dollars” refers to lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as GAAP was in effect on December 31, 2020), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (as GAAP was in effect on December 31, 2020).

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) deposits in money market funds which invest 95% or more of their funds in investments described in any of clauses (a), (b) and (c) above; and

(f) in the case of any Subsidiary organized or operating outside the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the applicable foreign jurisdiction for cash management purposes.

“Change in Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Hamm Group, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Borrower or any Successor Parent (measured by voting power rather than the number of shares); provided that no Change in Control shall be deemed to occur by reason of the Borrower becoming a Subsidiary of a Successor Parent.

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Borrower will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur upon the consummation of any actions undertaken by the Borrower or any Restricted Subsidiary solely for the purpose of changing the legal structure of the Borrower or such Restricted Subsidiary.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued, and shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in Section 2.14 generally on other similarly situated borrowers of loans under similar United States credit facilities (to the extent such Lender has the right under such similar credit facilities to do so).

“Charges” has the meaning set forth in Section 9.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such amount may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, and (c) increased by any Commitment Increase from time to time pursuant to Section 2.21. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or the New Lender Supplement pursuant to which such Lender shall have assumed or assigned its Commitment, as applicable.

“Commitment Increase” has the meaning set forth in Section 2.21.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Reference Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Debt” means, at any date, (a) without duplication, the aggregate amount of the Indebtedness of the Borrower and the Restricted Subsidiaries of the type specified in clauses (a), (b), (c), and (f) or clauses (g) or (h) (so long as obligations specified in either such clause are not contingent) or clause (e) (if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness” as of such date determined on a consolidated basis less (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP (excluding any portion of such aggregate amount that appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared in accordance with GAAP).

“Consolidated Stockholders’ Equity” means, at any date, the total stockholders’ equity of the Borrower and the Restricted Subsidiaries plus, to the extent resulting in a reduction of total stockholders’ equity, the amount of any non-cash impairment charges incurred by Borrower and its Restricted Subsidiaries, net of any tax effect, after June 30, 2014, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Contact” means, with respect to each Credit Party, such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent as the Credit Contact for such Credit Party.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans, or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless (in the case of this clause (iii)) such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Borrower or the Administrative Agent, any Issuing Bank, or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or the Administrative Agent, any Issuing Bank, or the Swingline Lender’s receipt of such certification in form and substance reasonably satisfactory to the Borrower or the Administrative Agent, any Issuing Bank, or the Swingline Lender, as applicable, and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or become subject of a Bail-In Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or a direct or indirect parent company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an event described in (d) hereof so long as such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.19(e)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Dollar-Denominated Production Payment” means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of dollars with such currency.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means October 29, 2021.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) any Environmental Law with respect to the generation, use handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) the imposition of any other liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.11(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.11(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.11(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day with respect to any currency (other than dollars), the rate at which such currency may be exchanged into any other currency (including dollars), as set forth at approximately 4:00 p.m. (London time) on such day for the purchase of the relevant currency two Business Days later on the Reuters World Currency Page for such currency. If such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at approximately 4:00 p.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender designates a new lending office, except, in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it designated a new lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and Section 2.16(h), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Revolving Credit Agreement dated as of April 9, 2018, among the Borrower, MUFG Union Bank, N.A., as administrative agent, and the lenders party thereto, as amended.

“Existing Letters of Credit” means, collectively, the letters of credit set forth on Schedule 2.05.

“Existing Maturity Date” has the meaning set forth in Section 2.20(a).

“Extending Lender” has the meaning set forth in Section 2.20(b).

“Facility” means the revolving credit facility provided for in this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices included in or adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it and reasonably acceptable to the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Amendment Effective Date” means August 24, 2022.

“Fitch” means Fitch, Inc., or its successor.

“Floor” means a rate of interest equal to 0% .

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, at any time, each Restricted Subsidiary of the Borrower that is party to a Subsidiary Guaranty as a guarantor.

“Hamm Group” means (a) Harold G. Hamm (“Hamm”), (b) Hamm’s spouse (including any ex-spouse of Hamm pursuant to the terms of a domestic relations order), (c) any of Hamm’s lineal descendants, (d) Hamm’s guardian or other legal representative of Hamm or Hamm’s estate, (e) any trust of which at least one of the trustees is Hamm, or the principal beneficiaries of which are any one or more of the persons or entities described in clause (a) through (d) above, (f) any person or entity that is controlled by any one or more of the persons or entities described in clauses (a) through (e) above, or (g) any group (within the meaning of the Exchange Act and the rules of the SEC thereunder) that includes one or more of the persons or entities described in clauses (a) through (f) above, provided that such persons and entities described in clauses (a) through (f) above control more than 50% of the voting power of such group.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Illegality Notice” has the meaning specified in Section 2.13(b).

“Increasing Lenders” has the meaning set forth in Section 2.21.

“Incremental Commitment Activation Notice” means a notice substantially in the form of Exhibit F-1.

“Incremental Commitment Effective Date” means any Business Day designated as such in an Incremental Commitment Activation Notice or, if later, the first date on which each condition set forth in Section 4.03 shall have been satisfied or waived with respect to the Commitment Increase set forth therein.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person (i) under conditional sale or other title retention agreements relating to property acquired by such Person and (ii) in respect of the deferred purchase price of property or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (excluding with respect to clauses (i) and (ii) of this paragraph, (A) accounts payable and accrued liabilities incurred in the ordinary course of business, (B) amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided, (C) obligations under firm transportation or processing contracts, take/ship or pay contracts or drilling contracts, (D) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (E) oil and gas marketing agreements arising in the ordinary course of business and (F) operating lease or finance lease obligations accounted for under GAAP Accounting Standards Codification Topic 842 – Leases);

(d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than, in the case of property owned or acquired by the Borrower or any Restricted Subsidiary, Liens on Equity Interests in Joint Ventures which are permitted under Section 6.02(a)(vii)), whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value;

(e) all Guarantees by such Person of Indebtedness of others;

(f) all Capital Lease Obligations of such Person;

(g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and

(h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than a Restricted Subsidiary) or subject to any other credit enhancement.

“Information” has the meaning set forth in Section 3.10.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which, if in writing, shall be substantially in the form of Exhibit C.

“Interest Payment Date” means (a) as to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date, (b) as to any SOFR Loan, the last day of each Interest Period therefor and (c) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect; provided (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 2.22(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of MUFG Union Bank, N.A., Bank of America, N.A., Mizuho Bank, Ltd., The Toronto-Dominion Bank, New York Branch, U.S. Bank National Association, Royal Bank of Canada, Wells Fargo Bank, N.A., Truist Bank, and Citibank, N.A. and any other Lender that agrees with the Borrower and the Administrative Agent to act as an Issuing Bank, in each case, in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture entity the Equity Interests of which are owned by the Borrower or a Restricted Subsidiary with a third party so long as such joint venture entity does not constitute a Restricted Subsidiary.

“Joint Venture Obligations” means, with respect to any Joint Venture owned in part by the Borrower or any Restricted Subsidiary, Indebtedness of such Joint Venture that is non-recourse to the Borrower or any Restricted Subsidiary or to any property of the Borrower or any Restricted Subsidiary other than the Equity Interests in such Joint Venture.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total LC Exposure at such time.

“LC Issuance Limit” means, with respect to each Issuing Bank, the amount set forth on Schedule 2.08 opposite such Issuing Bank’s name.

“Lender Parent” means, with respect to any Lender, each Person in respect of which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means (a) the Persons listed on Schedule 2.01, (b) any New Lender that shall have become a party hereto pursuant to Section 2.21, and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the Existing Letters of Credit.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means a Revolving Loan or a Swingline Loan, as the context may require.

“Loan Documents” means this Agreement, each New Lender Supplement, each Subsidiary Guaranty (if any) and each promissory note executed and delivered by the Borrower under Section 2.09(e) (if any).

“Loan Parties” means the Borrower and each Guarantor.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors to perform their obligations under the Loan Documents, or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000 (or the equivalent in a foreign currency). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means October 29, 2026, subject to the extension thereof with respect to all or part of the Commitments pursuant to Section 2.20.

“Maximum Rate” has the meaning set forth in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Working Capital” means the sum of (i) all current assets of the Borrower and its Restricted Subsidiaries plus (ii) the amount of borrowings available to be incurred under this Agreement, less all current liabilities of the Borrower and its Restricted Subsidiaries, except current liabilities included in clauses (a), (b) and (d) and (e) (in respect of clauses (a) and (b)) of the definition of Indebtedness, in each case (other than in respect of the amount referred to in the preceding clause (ii)) as set forth in consolidated financial statements of the Borrower prepared in accordance with GAAP, provided, however, that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of hedging arrangements, (b) any current assets or liabilities relating to non-cash charges or accruals arising from any grant of Equity Interests, options to acquire Equity Interests, or other equity based awards, and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment liabilities.

“New Lender” has the meaning set forth in Section 2.21.

“New Lender Supplement” has the meaning set forth in Section 2.21.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” means, with respect to any extension of the Maturity Date pursuant to Section 2.20, any Lender that has not consented to or has been deemed not to have consented to such extension pursuant to Section 2.20.

“Non-Guarantor Subsidiary” means a Restricted Subsidiary of the Borrower that is not a Guarantor.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit D, evidencing indebtedness of the Borrower to such Lender resulting from Loans owing to such Lender.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and carbon dioxide and other related energy businesses, including contract drilling and other oilfield services.

“Oil and Gas Liens” means:

(a) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

(b) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

(c) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas, other hydrocarbons or other materials used in the production of oil and gas, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of or related to the relevant agreement, program, order or contract;

(d) Liens arising in connection with the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a Production Payment or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such properties, production or proceeds of production; and

(e) Liens on pipelines or pipeline facilities that arise by operation of law.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18).

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Payment Recipient” has the meaning set forth in Section 8.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ and other like Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens);

(c) pledges and deposits made in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance and other social security laws or regulations (other than Liens imposed by ERISA);

(d) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness), deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds, and any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business and not securing or supporting Indebtedness for borrowed money or Capital Lease Obligations, and any Lien to secure statutory or appeal bonds;

(e) judgment or attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property or the value of such property for the purpose of such business or such property is not material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(g) any Lien in favor of the United States of America, any state or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress or advance payments to the Borrower or any Restricted Subsidiary pursuant to the provisions of any contract or any statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including without limitation, Liens to secure Indebtedness of the pollution control or industrial revenue bond type;

(h) Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only relating to the leased property), other than in connection with capital leases and sale-leasebacks;

(i) Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, provided that the aggregate amount of the obligations secured by such Liens shall not at any time exceed $50,000,000;

(j) Liens on, or related to, properties and assets located thereon to secure all or part of the costs incurred in the ordinary course of business of acquisition, exploration, drilling, development or operation thereof;

(k) Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Restricted Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;

(l) Oil and Gas Liens which are not incurred in connection with the borrowing of money;

(m) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(n) any Lien created by a mortgage related to a property or building that is used as the Borrower’s headquarters or other principal place of business or any field office;

(o) Liens on the Equity Interests of any Unrestricted Subsidiary to the extent securing Indebtedness of such Unrestricted Subsidiary; and

(p) Liens in favor of the Borrower or any Guarantor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Pricing Level” means the applicable category of rating level contained in the definition of “Applicable Rate” which is based on the rating of the Index Debt by one or more of the Rating Agencies.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating Agency” means S&P, Moody’s or Fitch.

“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).

“Reference Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by MUFG Bank, Ltd., as its reference rate, whether or not the Borrower has notice thereof. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04(b).

“Regulations T, U, and X” mean Regulations T, U, and X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Indebtedness” has the meaning set forth in Section 6.05.

“Required Lenders” means, at any time, subject to Section 2.19, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the president, the chief financial officer, the treasurer or the principal accounting officer of such Person.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit issued in an Alternate Currency, each of the following: (a) each date of issuance, amendment, or extension of such Letter of Credit, (b) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by an Issuing Bank under any such Letter of Credit, and (d) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, with respect to any Lender at any time, (a) the outstanding principal amount of such Lender’s Revolving Loans at such time plus (b) such Lender’s LC Exposure at such time plus (c) (except for the purposes of calculating the commitment fee in accordance with Section 2.11(a)) such Lender’s Swingline Exposure at such time.

“Revolving Loan” has the meaning set forth in Section 2.01.

“S&P” means Standard & Poor’s Ratings Group, a division of S&P Global Inc., or any successor to the ratings agency business thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any property (whether such property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (b) leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“Sanctioned Country” means a country or territory that is or whose government is subject to, or the target of, a U.S. or Canadian sanctions program that broadly prohibits dealings with that country, territory or government (including without limitation, as of the First Amendment Effective Date, Cuba, Iran, North Korea, Sudan, Syria, Crimea, the so-called Donetsk People’s Republic of Ukraine and the so-called Luhansk People’s Republic regions of Ukraine, it being understood that if any such country ceases to be subject to, or the target of, any such sanctions program, then it shall cease to be considered a “Sanctioned Country”).

“Sanctioned Person” means, at any time, any Person (a) that is listed on the Specially Designated Nationals and Blocked Persons list or the Consolidated Sanctions list maintained by OFAC, or any similar list maintained by OFAC, the U.S. Department of State, other applicable U.S. or Canadian sanctions authority or other jurisdiction in which the Borrower or any of its Subsidiaries or Affiliates operates or in which the proceeds of the Loans or Letters of Credit will be used in connection with the operations of the Borrower or any of its Subsidiaries or Affiliates; (b) that is operating, organized or resident in a Sanctioned Country, (c) with whom a U.S. Person is otherwise prohibited or restricted by Sanctions Laws from engaging in trade, business or other activities or (d) to the knowledge of the Borrower, owned or controlled by any Person or Persons described in clauses (a), (b), or (c), including a Person that is deemed by OFAC to be a Sanctions Laws target based on the ownership of such legal entity by Sanctioned Person(s).

“Sanctions Laws” means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or anti-terrorism programs by (a) any U.S. Governmental Authority (including, without limitation, OFAC), including Executive Order 13224, the Patriot Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act and the laws, regulations, rules and/or executive orders relating to restrictive measures against Iran; (b) any Canadian Governmental Authority (including, without limitation, Global Affairs Canada) and (c) any other jurisdiction in which the Borrower or any of its Subsidiaries or Affiliates operates or in which the proceeds of the Loans or Letters of Credit will be used in connection with the operations of the Borrower or any of its Subsidiaries or Affiliates.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Significant Subsidiary” has the meaning ascribed to such term under Regulation S-X promulgated under the Exchange Act. Unless otherwise specified, all references herein to a Significant Subsidiary or Significant Subsidiaries shall refer to a Significant Subsidiary or Significant Subsidiaries of the Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Adjusted Reference Rate”.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty” means a guaranty of the Borrower’s obligations hereunder in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Successor Parent” with respect to any Person means any other Person more than 50% of the total outstanding Voting Stock of which (measured by voting power rather than the number of shares) is, at the time the first Person becomes a Subsidiary of such other Person, beneficially owned by one or more Persons that beneficially owned more than 50% of the total outstanding Voting Stock of the first Person (measured by voting power rather than the number of shares) immediately prior to the first Person becoming a Subsidiary of such other Person.

“Surviving Entity” has the meaning set forth in Section 6.03.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time.

“Swingline Lender” means MUFG Union Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning set forth in Section 2.04.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum in an amount equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, at any date, the sum of (a) Consolidated Net Debt and (b) Consolidated Stockholders’ Equity as of such date.

“Total LC Exposure” means, at any time, (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Total Revolving Credit Exposure” means at any time, (a) the aggregate outstanding principal amount of all Revolving Loans at such time plus (b) the Total LC Exposure at such time plus (c) the aggregate outstanding principal amount of all Swingline Loans at such time.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Adjusted Reference Rate.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning set forth in Section 2.16(f)(ii)(D)(2).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 6.05 and all Subsidiaries of such Person. As of the Effective Date, each of (a) 20 Broadway Associates LLC, an Oklahoma limited liability company, (b) SFPG, LLC, an Oklahoma limited liability company and (c) The Mineral Resources Company II, LLC, a Delaware limited liability company, each a direct or indirect Subsidiary of the Borrower, is an Unrestricted Subsidiary.

“Volumetric Production Payment” means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means Equity Interests of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“wholly owned” means, when used in reference to any subsidiary of any Person, that all of the Equity Interests in such Subsidiary are directly or indirectly (through one or more other wholly owned subsidiaries of such Person) owned by such Person, excluding directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and

Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding,” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, no effect shall be given to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value,” as defined therein.

Section 1.05 Currency Equivalents Generally. The Administrative Agent shall determine the Exchange Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in an Alternate Currency. Such Exchange Rate shall become effective as of such Revaluation Date and shall be the Exchange Rate employed in converting any amounts between dollars and such Alternate Currency until the next Revaluation Date to occur. Wherever in this Agreement in connection with a Letter of Credit denominated in an Alternate Currency, an amount, such as a required minimum or multiple amount, is expressed in dollars, such amount shall be the Dollar Equivalent of such dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

Section 1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Reference Rate, the Term SOFR Reference Rate or Adjusted Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Adjusted Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Adjusted Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make loans in dollars to the Borrower (each such loan, a “Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any SOFR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, provided that a Swingline Loan may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of nine SOFR Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, fax or electronic mail (a) in the case of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, fax or electronic mail (in .pdf form) to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Revolving Borrowing or a SOFR Borrowing; and

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing. If no Interest Period is specified with respect to any requested SOFR Revolving Borrowing, then the Borrower shall be deemed to have selected a one-month Interest Period. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth in this Agreement, the Swingline Lender agrees to make loans to the Borrower (each such loan, a “Swingline Loan”) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the Total Revolving Credit Exposure exceeding the Aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail), not later than 2:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan and, in the case of a Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. Subject to the terms and conditions set forth in this Agreement, the Swingline Lender shall promptly make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) on the requested date of such Swingline Loan.

(c) The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to other Loans made by such Lender (and Section 2.06 shall apply to the payment obligations of the Lenders), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the

Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth in this Agreement, the Borrower may request that any Issuing Bank issue Letters of Credit for the Borrower’s account, denominated in dollars or an Alternate Currency and in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period, in support of obligations of the Borrower or any of its Subsidiaries. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment or extension (other than an automatic extension permitted pursuant to paragraph (c) of this Section) of an outstanding Letter of Credit issued by any Issuing Bank), the Borrower shall by telephone, fax or electronic mail (if arrangements for doing so have been approved by the recipient) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit (other than an Existing Letter of Credit). A Letter of Credit shall be issued, amended, or extended by the applicable Issuing Bank only if (and upon issuance, amendment, or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, or extension, (i) the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments, (ii) the Total LC Exposure shall not exceed $100,000,000.00, and (iii) the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in writing, exceed such Issuing Bank’s LC Issuance Limit. Each Issuing Bank agrees that it shall not permit any issuance, amendment, or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (k) of this Section.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless a later date is otherwise agreed to in writing by the applicable Issuing Bank and the Administrative Agent, the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) five Business Days before the Maturity Date; provided that any Letter of Credit may provide for the automatic extensions thereof for additional periods which shall not extend beyond five Business Days before the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, in the Dollar Equivalent of such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement in dollars by paying to the Administrative Agent an amount equal to the Dollar Equivalent of such LC Disbursement not later than 5:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04, as applicable, that such payment be financed with an ABR Revolving Borrowing (if such LC Disbursement is not less than $1,000,000) or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment in dollars then due from the Borrower in respect thereof and such Lender’s Applicable Percentage of the payment in dollars then due. Promptly following receipt of such notice, each Lender shall pay in dollars to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply to the payment obligations of the Lenders), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by each Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders or any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the applicable Issuing Bank shall be deemed to have exercised care in each such determination unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that such Issuing Bank was grossly negligent or acted with willful misconduct in connection with such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that (i) if the Borrower makes such reimbursement on the date such LC Disbursement is made, interest shall accrue for such day if such reimbursement is made after 2:00 p.m., New York City time, on such day and (ii) if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Termination of an Issuing Bank. Any Issuing Bank may be terminated at any time upon not less than 10 Business Days’ prior written notice by the Borrower to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Lenders of any such termination of an Issuing Bank. After the termination of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to amend or extend any such Letter of Credit or to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and Lenders, an amount in cash equal to the Total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 2.10(c) and 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits (in the event any such investment is made pursuant to the following sentence), such deposits shall not bear interest. The Administrative Agent shall not be required to invest any such deposits; provided that if the Administrative Agent elects to invest any such deposits, the Administrative Agent shall invest such deposits in one or more types of Cash Equivalents, and such investments shall be at the Borrower’s risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of Lenders with LC Exposures representing greater than 50% of the Total LC Exposure and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders) the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within one Business Day after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Total Revolving Credit Exposure would not exceed the Aggregate Commitments and no Event of Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.19, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, or extends any Letter of Credit, the date of such issuance, amendment, or extension, and the stated amount of the Letters of Credit issued, amended, or extended by it and outstanding after giving effect to such issuance, amendment, or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Calculation of Maximum Stated Amount. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m) Existing Letters of Credit. On the Effective Date, each of the Existing Letters of Credit shall be deemed to have been issued as a Letter of Credit under this Agreement by the applicable Issuing Bank, and such Issuing Bank shall be deemed, without further action by any party hereto, to have granted to each of the Lenders, and each Lender shall be deemed, without further action by any party hereto, to have acquired from such Issuing Bank, a participation (on the terms specified in this Section 2.05) in each Existing Letter of Credit equal to such Lender’s Applicable Percentage thereof. Concurrently with such sale of participations, the participations granted pursuant to the terms of the Existing Credit Agreement to the lenders party thereto shall be automatically cancelled without further action by any of the parties hereto. Each Lender acknowledges and agrees that its obligation to acquire participations in Existing Letters of Credit pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each payment by a Lender in respect of such participations shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by written notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make Revolving Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any SOFR Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, fax or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or electronic mail to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, and if the Borrower is electing to continue a SOFR Borrowing, shall be the last day of the immediately preceding Interest Period;

(iii) whether the resulting Borrowing is to be an ABR Revolving Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, notifies the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated pursuant to the terms of this Agreement, the Commitments shall terminate on the Maturity Date (as it may be extended with respect to some or all of the Commitments pursuant to Section 2.20).

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Revolving Credit Exposure would exceed the Aggregate Commitments as a result thereof.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing of Revolving Loans is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, in the case of SOFR Loans, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) and substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or its registered assigns).

Section 2.10 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a SOFR Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the same Business Day as the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the same Business Day as the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) If, on any date, the Administrative Agent notifies the Borrower that the Total Revolving Credit Exposure exceeds the Aggregate Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Loans owing by the Borrower in an aggregate amount sufficient to reduce the Total Revolving Credit Exposure to an amount not exceeding the Aggregate Commitments on such date. If any such excess remains after prepayment in full of the aggregate outstanding Loans, the Borrower shall provide cash collateral in the manner set forth in Section 2.05(j) in an amount equal to 100% of such excess.

Section 2.11 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount (if any) by which the Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to SOFR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by it in the amount agreed between such Issuing Bank and the Borrower prior to the issuance of such Letter of Credit, and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees with respect to the issuance, amendment, or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable in arrears on such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Borrower by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, for the account of the Lenders or for the account of the Arranger, as applicable, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Adjusted Reference Rate plus the Applicable Rate.

(b) The Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.000% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Reference Rate at times when the Adjusted Reference Rate is based on the Reference Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Reference Rate, Adjusted Term SOFR or Term SOFR shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

Section 2.13 Inability to Determine Rates; Illegality.

(a) Subject to Section 2.22, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.15. Subject to Section 2.22, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Adjusted Reference Rate” until the Administrative Agent revokes such determination.

(b) If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, then, upon prompt notice thereof by such Lender to the Administrative Agent and the Borrower (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Adjusted Reference Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Adjusted Reference Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent and the Borrower are advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.

Section 2.14 Increased Costs

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or such Issuing Bank;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered. The foregoing proviso, however, shall not require any Lender to disclose any confidential information regarding such other borrowers.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower (and both the description of the basis for such claim and the calculation of such amounts shall be reasonably acceptable to the Borrower). The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure (other than as a result of the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 2.20(c), or (e) the operation of Section 2.21 on any Incremental Commitment Effective Date, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.16 Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without withholding or deduction for any Taxes, unless such withholding or deduction is required by any applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold or deduct Taxes, then such Withholding Agent may so withhold or deduct and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, after such withholding or deduction has been made (including such withholding or deduction of Indemnified Taxes applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this paragraph) that are paid or payable (without duplication) by such Recipient in connection with any Loan Document and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 30 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document from any other source against any amount then due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subsections (ii)(A) through (E) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of the applicable certificate provided in Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Status of Administrative Agent. On or before the date on which MUFG Bank, Ltd., (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed originals of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI with respect to any payments to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. person for purposes of withholding obligations under the Code) for the amounts the Administrative Agent receives for the account of others. The Administrative Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Borrower in writing of its inability do so.

(i) Issuing Bank. For purposes of Section 2.16(e) and 2.16(f), the term “Lender” includes any Issuing Bank.

(j) Significant Modification. The Administrative Agent and the Borrower shall cooperate in good faith and use commercially reasonable efforts to meet the standards set forth in Section 1.1001-6 of the Proposed United States Treasury Regulations (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulation that is substantially equivalent to the proposed regulations) or otherwise not cause a “significant modification” (and therefore an exchange) of any Loans for purposes of Section 1.1001-3 of the United States Treasury Regulations.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as provided in Section 2.05(e), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds. The Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.05(e). Any amounts received after the time set forth above or in Section 2.05(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account in the United States as it may specify from time to time, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the

Borrower pursuant to and in accordance with the express terms of this Agreement (including any payment made by the Borrower in connection with any extension of the Maturity Date in accordance with Section 2.20 or any Commitment Increase in accordance with Section 2.21) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 8.07, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations to such Person under such Section until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense or would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender utilizes Section 2.13(c), (ii) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), (iii) any Lender becomes a Defaulting Lender or (iv) any Lender refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all Lenders, or the approval of each of the Lenders affected thereby (in each case in accordance with Section 9.02), and the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, waiver or consent, then the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder (and if a Commitment or LC Exposure is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payment of Indemnified Taxes pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable amendment, modification, waiver or consent can be effected and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

Section 2.19 Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the provisions set forth in the following paragraphs (a) through (e) shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender) or the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification providing for an increase in such Defaulting Lender’s Commitment, providing for an extension of such Defaulting Lender’s Commitment (other than in determining whether the Required Lenders have consented to the extension of the Maturity Date under Section 2.20) or requiring the consent of each Lender affected thereby (including pursuant to Sections 9.02(b)(ii) and (iii)) if such Defaulting Lender is an affected Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(e)) shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Commitments, (B) after giving effect to any such reallocation, no Non-Defaulting Lender’s Revolving Credit Exposure shall exceed such non-Defaulting Lender’s Commitment and (C) no Event of Default has occurred and is continuing at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three Business Days following the Borrower’s receipt of written notice from the Administrative Agent, (A) first, prepay such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such portion of such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of such Defaulting Lender’s LC Exposure is reallocated pursuant to clause (i) above, then all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s reallocated LC Exposure shall be payable to the Non-Defaulting Lenders in accordance with such Non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s unreallocated LC Exposure shall be payable to the Administrative Agent for the account of the Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until and to the extent that such LC Exposure is reallocated or cash collateralized pursuant to clause (i) or (ii) above;

(d) so long as such Lender is a Defaulting Lender or a Bankruptcy Event with respect to any Lender Parent shall have occurred following the Effective Date and for so long as such Bankruptcy Event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, or extend any Letter of Credit, unless it is satisfied that either (i) the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be 100% covered by the Commitments of the Non-Defaulting Lenders or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein) or (ii) the amount of any newly made Swingline Loan or any newly issued or increased Letter of Credit is reduced by the amount of the Defaulting Lender’s related exposure;

(e) if the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage; and

(f) the rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.19 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, each Issuing Bank, the Swingline Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

Section 2.20 Extension of Maturity Date. (a) At any time at least 30 days prior to the Maturity Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Maturity Date to the date that is one year after the then existing Maturity Date (such existing Maturity Date, the “Existing Maturity Date”). The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall, in turn, in its sole discretion, not later than 20 days after delivery of such notice by the Administrative Agent to the Lenders, notify the Administrative Agent in writing as to whether such Lender consents to such extension.

If any Lender shall fail to notify the Administrative Agent in writing of its consent to any such request for extension of the Maturity Date not later than 20 days after the delivery of such notice by the Administrative Agent to the Lenders, such Lender shall be deemed to have not consented to such extension. The Administrative Agent shall promptly notify the Borrower of the consents received with respect to the Borrower’s request for an extension of the Maturity Date. The Maturity Date may be extended pursuant to this Section 2.20 on no more than two separate instances during the term of this Agreement.

(b) If Lenders constituting the Required Lenders consent in writing to any such request in accordance with Section 2.20(a), the Maturity Date shall be extended to the date which is one year after the Existing Maturity Date as to those Lenders that so consented (each, an “Extending Lender”) but shall not be extended as to any Non-Extending Lender; provided that no extension of the Maturity Date pursuant to this Section shall become effective unless the Administrative Agent shall have received a certificate signed by the chief financial officer of the Borrower, dated as of the date that would otherwise be the effective date of such extension, certifying that (i) as of and on such date, no Event of Default has occurred and is continuing and (ii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date (provided that, in the case of clause (ii) above, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof). To the extent that the Maturity Date is not extended as to any Non-Extending Lender pursuant to this Section 2.20 and the Commitment of such Non-Extending Lender is not assigned in accordance with Section 2.20(c) on or prior to the applicable Existing Maturity Date, (A) the Commitment of such Non-Extending Lender shall automatically terminate in whole on such Existing Maturity Date without any further notice or other action by the Borrower, such Lender or any other Person and (B) the principal amount of any outstanding Loans made by Non-Extending Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Non-Extending Lenders hereunder, shall be due and payable on such Existing Maturity Date, and on such Existing Maturity Date the Borrower shall also make such other prepayments of the Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, the Total Revolving Credit Exposure would not exceed the Aggregate Commitments; provided that such Non-Extending Lender’s rights under Sections 2.14, 2.15, 2.16 and 9.03, and its obligations under Section 9.03, shall survive such Existing Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Maturity Date.

(c) If, pursuant to Section 2.20(a), the Borrower requests an extension of the Maturity Date and Lenders constituting the Required Lenders consent to such request, then the Borrower may, at any time after the day that is 27 months prior to the Maturity Date in effect at such time, at its sole expense and effort (including payment of any applicable processing and recordation fees), require any Non-Extending Lender, promptly following notice to such Non-Extending Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee meeting the conditions set forth in Section 9.04(b) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and will agree to the applicable request for extension; provided that (i) unless the assignee is already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Non-Extending Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment does not conflict with applicable law.

(d) If Lenders constituting the Required Lenders consent in writing to a requested extension of the Maturity Date, not later than one Business Day prior to the applicable Existing Maturity Date the Administrative Agent shall so notify the Borrower, and the Existing Maturity Date then in effect shall, subject to the satisfaction of the conditions set forth in the proviso in the first sentence of Section 2.20(b), be extended for the additional one-year period as described in Section 2.20(b), and all references in the Loan Documents to the “Maturity Date” shall, solely with respect to the Commitments and Revolving Credit Exposure of each Extending Lender and each assignee pursuant to Section 2.20(c) for such extension, refer to the Maturity Date as so extended. Promptly following the applicable Existing Maturity Date, the Administrative Agent shall notify the Lenders (including each assignee pursuant to Section 2.20(c)) of such extension of the applicable Existing Maturity Date and shall thereupon record in the Register the relevant information with respect to each such Extending Lender and each such assignee.

(e) Notwithstanding the foregoing, the Availability Period and the Maturity Date (without taking into consideration any extension pursuant to this Section), as such terms are used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Banks or the Swingline Lender or any Swingline Loans made by the Swingline Lender, may not be extended without the prior written consent of such Issuing Bank or the Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Bank or the Swingline Lender shall not have consented to any such extension, (i) such Issuing Bank or the Swingline Lender, as applicable, shall continue to have all the rights and obligations of an Issuing Bank or the Swingline Lender, as applicable, hereunder through the applicable Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend, or extend any Letter of Credit or to make any Swingline Loan, as applicable (but shall, in each case, continue to be entitled to the benefits of Sections 2.04, 2.05, 2.14, 2.15 and 9.03, as applicable, as to Letters of Credit or Swingline Loans issued or made prior to such time), and (ii) the Borrower shall cause the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank and the Swingline Exposure to be zero no later than the day on which such Total LC Exposure or Swingline Exposure, as applicable, would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to any effectiveness of the extension of the applicable Existing Maturity Date pursuant to this Section (and, in any event, no later than the applicable Existing Maturity Date)).

Section 2.21 Commitment Increases. (a) Subject to Section 4.03, the Borrower and any one or more Lenders (including New Lenders (as defined below)) may, from time to time, without the consent of any other Lender, the Administrative Agent or any Issuing Bank (but with the consent of the Administrative Agent and each Issuing Bank (not to be unreasonably withheld, delayed or conditioned) with respect to any New Lender), agree that such Lenders (including New Lenders) shall provide additional Commitments or increase the amount of their Commitments (each, a “Commitment Increase,” and such Lenders and New Lenders being collectively referred to as the “Increasing Lenders”) by executing and delivering to the Administrative Agent an Incremental Commitment Activation Notice specifying (i) the amount of such Commitment Increase and (ii) the proposed applicable Incremental Commitment Effective Date. Notwithstanding the foregoing, (A) the Aggregate Commitments after giving effect to all of the Commitment Increases since the Effective Date shall not exceed $4,000,000,000 and (B) each Commitment Increase shall be in an integral multiple of $5,000,000 and not less than $25,000,000. No Lender shall have any obligation to participate in any Commitment Increase unless it agrees to do so in its sole discretion. Any bank, financial institution or other entity that is eligible to be an assignee under Section 9.04 (and has provided to the Administrative Agent an Administrative Questionnaire and any applicable Tax forms required under Section 2.16(f) with respect to such entity) that elects to become a “Lender” under this Agreement in connection with any Commitment Increase shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(b) (i) The commitments under each Commitment Increase shall be deemed for all purposes part of the Commitments, (ii) each Lender (including any New Lender) participating in such Commitment Increase shall become a Lender with respect to the Commitments and all matters relating thereto, and (iii) the commitments under each Commitment Increase shall have the same terms as the Commitments.

(c) On the Incremental Commitment Effective Date for any Commitment Increase, (i) each relevant Increasing Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Commitment Increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the Incremental Commitment Effective Date (with such reborrowing to consist of the same Types of Revolving Loans, with related Interest Periods if applicable, as are then outstanding). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, the parties hereto agree that, in connection with any Commitment Increase, the Administrative Agent, the Borrower, and each relevant Increasing Lender may make arrangements satisfactory to such parties to cause each such Increasing Lender to temporarily hold risk participations in the outstanding Revolving Loans of the other Lenders (rather than fund its Applicable Percentage of all outstanding Revolving Loans concurrently with the effectiveness of such Commitment Increase) with a view toward minimizing breakage costs and transfers of funds in connection with such Commitment Increase.

Section 2.22 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.22(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d) and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Adjusted Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Adjusted Reference Rate.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders, as of the Effective Date and thereafter as of each date required by Section 4.02 or 4.03, that:

Section 3.01 Organization; Powers. Each of the Borrower, each Significant Subsidiary, and each Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company, partnership or corporate action, as applicable. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement or any such other Loan Document or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder), (b) will not violate in any material respect any law or regulation or any order of any Governmental Authority, in each case, applicable to or binding upon the Borrower or any of its property, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or by which any property or asset of the Borrower or any of its Restricted Subsidiaries is bound, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (d) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of the Borrower or any of its Restricted Subsidiaries and (e) will not violate the charter, by-laws or other organizational documents of the Borrower or any of its Restricted Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2020, reported on by Grant Thornton LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year most recently ended prior to the Effective Date for which quarterly financial statements of the Borrower are available, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods on a consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) As of the Effective Date, there has been no Material Adverse Change since December 31, 2020.

Section 3.05 Litigation and Environmental Matters. (a) As of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the transactions contemplated hereby.

(b) Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (ii) has become subject to any Environmental Liability.

Section 3.06 Compliance with Laws; No Default. (a) Each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.

(b) Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, (x) any of its Affiliates or (y) any authorized agents of it or any of its Subsidiaries (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or of investments in, any Sanctioned Country or Sanctioned Person, or (iii) to the Borrower’s knowledge, is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws, except as otherwise disclosed in writing to any of the Lenders and the Administrative Agent by the Borrower, its Affiliates or its Subsidiaries prior to the date of this Agreement, whether or not such disclosure was or has been made pursuant to, in relation to or in reference to this Agreement.

(c) Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, (x) any of its Affiliate or (y) authorized agents of it or of any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws.

Section 3.07 Margin Regulations; Investment Company Status. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board. No proceeds of any Loan hereunder will be used by the Borrower or its Restricted Subsidiaries for “purchasing” or “carrying” “margin stock” as so defined in contravention of the provisions of Regulations T, U, or X of the Board. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.08 Taxes. Each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance with applicable provisions of ERISA, the Code and other applicable laws except to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Disclosure. None of the written reports, financial statements, certificates or other written information (collectively, the “Information”) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other Information theretofore furnished) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time. The information included in any Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all respects as of the date delivered.

Section 3.11 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall become effective on the Effective Date if each of the following conditions is satisfied (or waived in accordance with Section 9.02) on or before such date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party and a counterpart of the Subsidiary Guaranty signed by Banner Pipeline Company, L.L.C., an Oklahoma limited liability company, CLR Asset Holdings, LLC, an Oklahoma limited liability company, and The Mineral Resources Company, an Oklahoma corporation, or (ii) written evidence satisfactory to the Administrative Agent (which may include fax transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Vinson & Elkins L.L.P., New York counsel for the Borrower, and (ii) Crowe & Dunlevy, Oklahoma counsel for the Borrower, in each case reasonably satisfactory to the Administrative Agent, and covering such matters relating to the Borrower or this Agreement as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of an officer, the Secretary, an Assistant Secretary, or the Manager of each Loan Party, dated as of the Effective Date, certifying (i) the resolutions of the board of directors (or other equivalent governing body) of such Loan Party authorizing the execution of each Loan Document to which such Loan Party is a party, (ii) the charter, bylaws or other applicable organizational documents of such Loan Party and (iii) the names and true signatures of the officers executing any Loan Document on behalf of such Loan Party on the Effective Date.

(d) The Administrative Agent shall have received a certificate of good standing with respect to each Loan Party from appropriate public officials in the jurisdiction of organization of such Loan Party.

(e) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by the chief financial officer of the Borrower, as to the solvency (on a consolidated basis) of the Borrower and the Restricted Subsidiaries as of the Effective Date and (ii) a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming the Borrower’s compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, each in form and substance reasonably satisfactory to the Administrative Agent.

(f) On or before the Effective Date, the Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid on or before the Effective Date pursuant to Section 2.11(c).

(g) The Lenders shall have received all documentation and other information (including any Beneficial Ownership Certification) that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the Act and information described in Section 9.15, to the extent requested by the Lenders in writing to the Borrower reasonably in advance of the Effective Date.

(h) All principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full and the commitments thereunder shall have been terminated (which payment and termination may be contemporaneous with the satisfaction of the conditions under this Section 4.01 and the application of proceeds of any Borrowings to occur on the Effective Date) and the Administrative Agent shall have received reasonably satisfactory evidence thereof; provided that, the foregoing shall not be construed to require the termination of any of the Existing Letters of Credit.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on November 15, 2021 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan), and of each Issuing Bank to issue, amend, or extend any Letter of Credit, is subject to the receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that (i) in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (ii) the representations and warranties in Sections 3.04(b) and 3.05(a) shall be made only as of the Effective Date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of a Loan) and each issuance, amendment, or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03 Conditions Precedent to Each Incremental Commitment Effective Date. Each Commitment Increase shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent shall have received (i) an Incremental Commitment Activation Notice from each Increasing Lender providing such Commitment Increase, executed by the Borrower, the Administrative Agent and such Increasing Lender, and (ii) if applicable, with respect to any New Lender, a New Lender Supplement, executed by the Borrower, the Administrative Agent, such New Lender and each Issuing Bank, each in accordance with Section 2.21.

(b) The Administrative Agent shall have received (i) a certificate (including a certification that the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.04 after giving effect to such Commitment Increase and taking into account any extension of credit hereunder on the applicable Incremental Commitment Effective Date), dated the applicable Incremental Commitment Effective Date and signed by a President, a Vice President or a Financial Officer of the Borrower and (ii) if required by the Administrative Agent, a favorable written opinion of counsel to the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing such Commitment Increase.

(c) As of the applicable Incremental Commitment Effective Date, no Event of Default shall have occurred and be continuing or would result from the occurrence of such Commitment Increase.

(d) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the applicable Incremental Commitment Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

ARTICLE V

Affirmative Covenants

From and after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in the manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.01(a));

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.01(b));

(c) within three Business Days of the delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing as of the date of such certificate and, if such a Default has occurred and is continuing as of the date of such certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.04, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements provided under this Agreement that has had a significant effect on the calculation of the Adjusted Consolidated Net Tangible Assets or the ratio referred to in Section 6.04 and, if any such change has occurred, specifying the nature of such change and the effect of such change on such calculation;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) promptly after any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(g) promptly following the Administrative Agent’s request therefor, all documentation and other information (including a Beneficial Ownership Certification) that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including information required by the Act and the Beneficial Ownership Regulations and information described in Section 9.15.

Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on (h) the Borrower’s website at www.clr.com, (i) the website of the SEC at www.sec.gov, and (j) the NYSE website at egovdirect.nyse.com. The Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Section 5.02 Notices of Defaults. The Borrower will furnish to the Administrative Agent for distribution to each Lender prompt written notice of the occurrence of any Default of which any Responsible Officer of the Borrower obtains knowledge. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Guarantor and each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, sale, consolidation, liquidation or dissolution permitted under Section 6.03; and provided further that this Section 5.03 shall not require the Borrower, any Guarantor, or any Significant Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower shall reasonably determine that the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities, prior to delinquency, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) maintain all property material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including, without limitation, by the maintenance of adequate self-insurance reserves to the extent customary among such companies), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions to the extent required by GAAP and applicable law. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense (unless an Event of Default has occurred and is continuing, in which case it shall be at the Borrower’s sole expense) upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.13.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital and general corporate purposes of the Borrower and the Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the general corporate purposes of the Borrower and the Restricted Subsidiaries. No Loan or Letter of Credit, direct use of proceeds or other transaction by the Loan Parties contemplated by this Agreement will unlawfully violate any Anti-Corruption Law or applicable Sanctions Laws.

ARTICLE VI

Negative Covenants

From and after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in the manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower will not permit any Non-Guarantor Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Effective Date which is set forth on Schedule 6.01;

(b) Indebtedness of any Non-Guarantor Subsidiary owing to the Borrower or any Restricted Subsidiary;

(c) Indebtedness of any Non-Guarantor Subsidiary as an account party in respect of trade letters of credit;

(d) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary after the Effective Date or is merged with or into the Borrower or any Restricted Subsidiary after the Effective Date and, in each case, not incurred in contemplation of such transaction;

(e) other Indebtedness of any Non-Guarantor Subsidiary; provided that the sum, without duplication, of (i) the aggregate outstanding principal amount of all such Indebtedness of any Non-Guarantor Subsidiary and (ii) the Attributable Debt under all Sale and Leaseback Transactions of the Borrower and the Restricted Subsidiaries permitted under Section 6.02(b), shall not exceed the greater of (A) 15% of Adjusted Consolidated Net Tangible Assets at the time of creation, incurrence or assumption thereof and (B) $1,000,000,000; and

(f) extensions, refinancings, renewals or replacements of the Indebtedness permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement.

Section 6.02 Liens and Sale and Leaseback Transactions. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) Permitted Encumbrances;

(ii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date which is set forth on Schedule 6.02;

(iii) Liens under any Sale and Leaseback Transaction permitted under Section 6.02(b);

(iv) [Reserved];

(v) Liens securing Indebtedness or other obligations of the Borrower or any Restricted Subsidiary in favor of the Borrower or any Restricted Subsidiary;

(vi) Liens on property existing at the time such property is acquired by the Borrower or any of its Restricted Subsidiaries and not created in contemplation of such acquisition (or on repairs, improvements, additions or accessions thereto), and Liens on the assets of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower and not created in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (or on repairs, improvements, additions or accessions thereto), provided that such Liens do not extend to any other assets;

(vii) Liens on Equity Interests in a Joint Venture owned by the Borrower or any Restricted Subsidiary securing Joint Venture Obligations of such Joint Venture;

(viii) Liens securing obligations under any Swap Agreement, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $200,000,000;

(ix) extensions, renewals and replacements of the Liens described above, so long as no additional property (other than accessions, improvements, and replacements in respect of such property) is subject to such Lien;

(x) Liens not otherwise permitted by the other clauses of this Section securing Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding principal amount of all such Indebtedness and obligations shall not exceed $300,000,000; and

(xi) other Liens on the assets of the Borrower or any Restricted Subsidiary securing any Indebtedness or other obligations of the Borrower or any Restricted Subsidiary, provided that (x) in the case of any such Liens on any assets of such Restricted Subsidiary, such Restricted Subsidiary, if not already a Guarantor, shall become a Guarantor hereunder for so long as such other Indebtedness or other obligations are secured by such Liens and (y) the Borrower or such Restricted Subsidiary, as the case may be, shall secure all the Indebtedness and other obligations under the Loan Documents equally and ratably with such other Indebtedness or other obligations for so long as such other Indebtedness or other obligations are secured by such Liens.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum, without duplication, of (i) the Attributable Debt under all Sale and Leaseback Transactions of the Borrower and the Restricted Subsidiaries and (ii) the aggregate outstanding principal amount of all Indebtedness of any Non-Guarantor Subsidiary permitted under Section 6.01(e), shall exceed the greater of (A) 15% of Adjusted Consolidated Net Tangible Assets at the time of consummation of such Sale and Leaseback Transaction and (B) $1,000,000,000.

Section 6.03 Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its consolidated assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (a) any Person may merge with or into the Borrower in a transaction in which the Borrower is the surviving entity; and (b) the Borrower may (x) merge or consolidate with any other Person in a transaction in which the Borrower is not the surviving entity or (y) sell, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis to any other Person; provided that (i) the surviving, continuing, resulting or transferee corporation (the “Surviving Entity”) shall (A) expressly assume by a written instrument reasonably satisfactory to the Administrative Agent and the Lenders (which shall be provided with an opportunity to review and comment upon such instrument prior to the consummation of any transaction) the due and punctual payment of the principal of all obligations under this Agreement and the due performance and observance of all covenants, conditions and agreements on the part of the Borrower under this Agreement, (B) deliver to the Administrative Agent and the Lenders evidence of appropriate corporate (or other equivalent) authorization on the part of the Surviving Entity with respect to such assumption and one or more opinions of counsel, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, to the effect that such written instrument has been duly authorized, executed and delivered by such Surviving Entity and constitutes a legal, valid and binding instrument enforceable against such Surviving Entity in accordance with its terms, and covering such other matters as the Administrative Agent and the Lenders may reasonably request, and (C) be an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia.

Section 6.04 Maximum Consolidated Net Debt to Total Capitalization Ratio. The Borrower will not permit, as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2021, its ratio of Consolidated Net Debt as of such date to Total Capitalization as of such date to be greater than 0.65 to 1.00.

Section 6.05 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) The board of directors of the Borrower may designate any Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary by prior written notice thereof to the Administrative Agent, if immediately prior, and after giving effect, to such designation, (A) the representations and warranties of each Loan Party contained in each of the Loan Documents (other than the representations and warranties in Sections 3.04(b) and 3.05(a)) are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (B) no Event of Default exists or would exist (and the Borrower shall be in compliance, on a pro forma basis, with the covenant set forth in Section 6.04), and (C) such Subsidiary is not a restricted subsidiary under any other agreement evidencing Indebtedness.

(b) The Borrower may designate by prior written notice thereof to the Administrative Agent any Unrestricted Subsidiary to be a Restricted Subsidiary if (i) immediately prior, and after giving effect to such designation, (A) the representations and warranties of each Loan Party contained in each of the Loan Documents (other than the representations and warranties in Sections 3.04(b) and 3.05(a)) are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), and (B) no Event of Default exists or would exist (and the Borrower shall be in compliance, on a pro forma basis, with the covenant set forth in Section 6.04) and (ii) the Borrower is in compliance with the requirements of Section 6.05(c).

(c) (i) Neither the Borrower nor any Restricted Subsidiary shall (A) provide credit support for or subject any of its property or assets (other than Equity Interests of any Unrestricted Subsidiary) to the satisfaction of any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (B) directly or indirectly incur, assume, guarantee or be or become liable for any Indebtedness of any Unrestricted Subsidiary, or (C) permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, any Loan Party (other than with respect to the foregoing clauses (A) and (B) Indebtedness incurred to finance property and improvements related to the Borrower’s corporate headquarters or other principal place of business or any field office) and (ii) no Indebtedness of an Unrestricted Subsidiary shall, upon the occurrence of a default with respect thereto (A) result in, or permit any holder of any Indebtedness of the Borrower or any Restricted Subsidiary under any credit agreement for a senior credit facility, a loan agreement for a senior credit facility, a note purchase agreement for the sale of promissory notes, or an indenture governing capital markets debt instruments pursuant to which the Borrower or such Restricted Subsidiary is a borrower, issuer, or guarantor (“Relevant Indebtedness”) to declare, a default on such Indebtedness of the Borrower or any Restricted Subsidiary or (B) cause the payment of any Relevant Indebtedness to be accelerated or payable before the fixed date on which the principal of the Relevant Indebtedness is due and payable.

(d) For purposes of the foregoing, the designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be deemed to be the designation of all present and future Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary.

Section 6.06 Affiliate Transactions. Neither the Borrower nor any Restricted Subsidiary shall enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate or, if no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary from a financial and liability point of view, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower or any Restricted Subsidiary, (b) investments in or Guarantees in favor of Unrestricted Subsidiaries or joint ventures, in each case, not prohibited under this Agreement, (c) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business, and (d) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business.

Section 6.07 Sanctions. Borrowers hereby covenants and agrees that:

(a) it will not, directly or indirectly, use the proceeds of the Loans or the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in it or any Lender being in violation of Sanctions Laws or Anti-Corruption Laws.

(b) it shall, and cause each of its Subsidiaries to, use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Agreement or related Loan Documents (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person, or (ii) are derived from any unlawful activity, including activity in violation of Anti-Money Laundering Laws

(c) subject to clause (a) above, it shall not, and shall use commercially reasonable efforts to ensure that its Subsidiaries do not, violate any Anti-Corruption Laws.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur on or after the Effective Date:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay (i) any interest on any Loan or any Commitment or Letter of Credit fee payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days or (ii) any other amount (other than an amount referred to in clause (a) or clause (b)(i) of this Article) payable under this Agreement for which the Borrower has received an invoice or other written notice that such amount is due and payable, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) actual knowledge by a Responsible Officer of the Borrower or (ii) receipt of notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment in excess of $10,000,000 (or the equivalent in a foreign currency) in the aggregate (whether of principal, interest or fees) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor, or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor, or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;

(i) the Borrower, any Guarantor, or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor, or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate (or other equivalent) action for the purpose of effecting any of the foregoing;

(j) the Borrower, any Guarantor, or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments (whether or not appealable) for the payment of money in an aggregate amount in excess of $100,000,000 (or the equivalent in a foreign currency) (to the extent not covered by independent third-party insurance (other than normal deductibles) as to which the insurer has been notified of such judgment and has not issued a notice denying coverage thereof) shall be rendered by a court of competent jurisdiction against the Borrower, any Restricted Subsidiary or any combination thereof, and either (i) the same shall remain undischarged or unsatisfied for a period of 90 consecutive days during which execution shall not be discharged or effectively waived or stayed (it being understood that, for the purposes of this clause (k), “independent third-party insurance” shall include industry mutual insurance companies in which the Borrower or any Restricted Subsidiary has an ownership interest) or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment which is not effectively waived or stayed within 90 days;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) other than as a result of (i) the termination of the obligations of any Guarantor under a Subsidiary Guaranty pursuant to the terms thereof or pursuant to Section 9.09, (ii) the exchange or replacement of any promissory note hereunder (with respect to the previously existing promissory note which was so exchanged or replaced), (iii) the agreement of the Required Lenders or all Lenders, as may be required hereunder, or (iv) in accordance with the other provisions of this Agreement, the expiration or termination of all of the Commitments, the payment in full of the principal and interest on each Loan and all fees payable hereunder, the expiration or termination of all Letters of Credit (or the cash collateralization thereof in accordance with the provisions of this Agreement or other arrangements with respect thereto that are satisfactory to the applicable Issuing Bank) and the reimbursement of all LC Disbursements, any Loan Document (or any material provision thereof), at any time after its execution and delivery, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or the Borrower or any Guarantor denies in writing that it has any liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request, or may with the consent of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent, Swingline Lender, and Issuing Banks

Section 8.01 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints MUFG Bank, Ltd. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Banks.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Administrative Agent’s Reliance, Etc. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment, extension, or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance, amendment, extension, or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06 Lender Credit Decision. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date that has been made available by the Administrative Agent to the Lenders.

Section 8.07 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH ISSUING BANK AND EACH OF THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE APPLICABLE PERCENTAGES (DETERMINED AT THE TIME SUCH INDEMNITY IS SOUGHT) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND SUCH ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR SUCH ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S AND EACH ISSUING BANK’S OWN NEGLIGENCE), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO PERSON SEEKING INDEMNIFICATION, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND EACH ISSUING BANK PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AT THE TIME SUCH REIMBURSEMENT IS SOUGHT) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR AN ISSUING BANK IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.08 Successor Administrative Agent, Swingline Lender and Issuing Banks. The Administrative Agent may at any time give notice of its resignation to the other Lenders and the Borrower. Furthermore, the Administrative Agent may be replaced by the Required Lenders upon prior written notice. Upon receipt of any such notice of resignation or replacement, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and no such consent shall be necessary during the continuance of an Event of Default), to appoint a successor Administrative Agent. In the event of resignation, if no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring or replaced Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and Issuing Banks, appoint a successor agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and no such consent shall be necessary during the continuance of an Event of Default) provided that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents

(except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (b) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each applicable Lender, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. In the event of a replacement of the Administrative Agent by the Required Lenders, no such replacement may be made until a successor Administrative Agent has been appointed in accordance with the terms hereof and such successor has accepted such appointment. The Swingline Lender or an Issuing Bank may at any time give notice of its resignation to the Borrower provided that no such resignation may be made until a successor Swingline Lender or Issuing Bank has been appointed with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and no such consent shall be necessary during the continuance of an Event of Default) and such successor has accepted such appointment and the retiring Swingline Lender or applicable Issuing Bank shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (i) the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit it has issued and outstanding on the effective date of its resignation and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit and (ii) the retiring Swingline Lender shall remain the Swingline Lender with respect to any Swingline Loans outstanding on the effective date of its resignation and the provisions affecting the Swingline Lender with respect to such Swingline Loans shall inure to the benefit of the retiring Swingline Lender until the payment in full of all such Swingline Loans, or upon demand by the retiring Swingline Lender, all such Swingline Loans shall be prepaid in full by the Borrower, which prepayment may be made with Revolving Loans pursuant to Section 2.04(c)). Upon the acceptance of a successor’s appointment as Administrative Agent, Swingline Lender or Issuing Bank hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, Swingline Lender or Issuing Bank, as applicable, and the retiring Administrative Agent, Swingline Lender or Issuing Bank, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or replaced Administrative Agent’s, Swingline Lender’s or Issuing Bank’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03, Section 8.07, and Section 2.05(f) shall continue in effect for the benefit of such retiring or replaced Administrative Agent, Swingline Lender and Issuing Bank, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or replaced Administrative Agent, Swingline Lender or Issuing Bank, as applicable, was acting as Administrative Agent, Swingline Lender or Issuing Bank. Notwithstanding any notice or consent requirement herein to the contrary, all the parties hereto hereby consent to any assignment by MUFG Union Bank, N.A. of its Swingline Lender role and of its Issuing Bank role to its Affiliate MUFG Bank, Ltd., which will otherwise be documented in accordance with the terms hereof.

Section 8.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers and Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 8.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents, or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.11 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, the Swingline Lender or an Issuing Bank, or any Person who has received funds on behalf of a Lender, the Swingline Lender or an Issuing Bank (any such Lender, Swingline Lender, Issuing Bank, or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Swingline Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.11 and held in trust for the benefit of the Administrative Agent, and such Lender, Swingline Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Swingline Lender, Issuing Bank or any Person who has received funds on behalf of a Lender, Swingline Lender or an Issuing Bank, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Swingline Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, the Swingline Lender or Issuing Bank shall cause any other recipient that receives funds on its respective behalf to promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Swingline Lender and Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Swingline Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Swingline Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h) As used in this Section 8.11, “Obligations” means all obligations of the Loan Parties to pay (w) the aggregate outstanding principal amount of, and all unpaid interest (including interest accrued or accruing after the commencement of any proceeding under Title 11 of the United States Code or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding) on, the Loans when and as due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, (x) all reimbursement obligations (including payments in respect of reimbursement of disbursements and interest thereon) with respect to the Total LC Exposure and all obligations of the Borrower under any Loan Document to provide cash collateral for LC Exposure, (y) all obligations of the Loan Parties to pay, discharge and satisfy the Erroneous Payment Subrogation

Rights, and (z) all other outstanding liabilities, obligations and indebtedness owing by the Borrower to the Administrative Agent, any Lender, any Issuing Bank or any other Indemnitee arising under this Agreement or any other Loan Document, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument for the payment of money (including any such liabilities, obligations and indebtedness incurred after the commencement of any proceeding under Title 11 of the United States Code or any other bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

ARTICLE IX

Miscellaneous

Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attention of Diane Montgomery, Vice President, Corporate Finance and Treasury (Fax No. (405) 234-9042) (Email: diane.montgomery@clr.com);

(ii) if to the Administrative Agent or to MUFG Bank, Ltd. in its capacity as a Lender, to MUFG Bank, Ltd., 1221 Avenue of the Americas, New York, NY 10020, Attention of Phillip Naber, (Email: philip.naber@mufgsecurities.com/AgencyDesk@us.sc.mufg.jp);

(iii) if to an Issuing Bank: (A) in the case of MUFG Union Bank, N.A., to it at 1221 Avenue of the Americas, New York, NY 10020, Attn: Phillip Naber, Email: philip.naber@mufgsecurities.com/AgencyDesk@us.sc.mufg.jp, (B) in the case of Bank of America, N.A., to it at Bank of America, N.A., One Fleet Way, PA6-580-02-30, Scranton, PA 18507-1999, (C) in the case of Mizuho Bank, Ltd, to it at 1271 Avenue of the Americas, New York, NY 10020, Attn: Eva Millas Russo, Email: rcmgny@mizuhogroup.com, (D) in the case of The Toronto-Dominion Bank, New York Branch, to it at 77 King St., W, 26th Floor, Toronto, ON L5K 1A2, Attn: Jaclyn Yuen or Phyllis Marciano, Email: TDSINotices@tdsecurities.com, Fax No.: 416-983-0003, (E) in the case of U.S. Bank National Association, to it at 555 SW Oak, PDORP7LS, Portland, OR 97208, Attn: CLS Syndication Services, Email: clssyndicationservicesteam@usbank.com, Telephone: 920-237-7601, Fax No.: 866-721-7062, (F) in the case of Royal Bank of Canada, to it at 30 Hudson Street, 28th Floor, Jersey City, New Jersey 07302-4699, Attn: Credit Administration, Fax No. 212-428-3015, (G) in the case of Wells Fargo Bank, N.A., to it at 1700 Lincoln Street, Suite 1200 Denver, CO

80203, Attn: Oleg Kogan, Email: oleg.kogan@wellsfargo.com, (H) in the case of Truist Bank, to it at 245 Peachtree Center Ave., 17th FL, Atlanta, GA 30303, Attn: Standby Letter of Credit Dept., Telephone: 800-951-7847, (I) in the case of Citibank. N.A., to it at 1 Penns Way, Ops II New Castle, DE 19720, Telephone: (201) 472-4024, Fax: (212) 994-0847, Email Address: Global.Loans.LCRecon@citi.com and (J) in the case of any other Issuing Bank, to it at its address (or fax number) as separately notified in writing by such Issuing Bank to the Borrower and the Administrative Agent;

(iv) if to the Swingline Lender, to it at 1221 Avenue of the Americas, New York, NY 10020, Attention of Attention of Phillip Naber, (Email: philip.naber@mufgsecurities.com/AgencyDesk@us.sc.mufg.jp); and

(v) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Any party hereto may change its address, fax number or electronic mail address for Communications hereunder by notice to the other parties hereto.

(b) All Communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept Communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications.

(c) (i) Communications sent by hand or overnight courier service or certified or registered mail shall be deemed to have been given when received; (ii) Communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and (iii)(A) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) Communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as otherwise expressly set forth in this Agreement (including Section 2.22), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that the Borrower, the Administrative Agent and the Lenders consenting to the Borrower’s request for any extension of the Maturity Date in accordance with Section 2.20 or providing any Commitment Increase in accordance with Section 2.21 may enter into any amendment necessary to implement the terms of such Commitment Increase in accordance with the terms of this Agreement without the consent of any other Lender; provided further that (subject to Section 2.19 with respect to any Defaulting Lender) no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change any of the provisions of Section 2.19, without the prior written consent of the Required Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender or (vii) release any Guarantor that is a Significant Subsidiary from its Subsidiary Guaranty, except as provided in Section 9.09, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise directly affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, (x) Schedule 2.08 may be amended to add an Issuing Bank, remove an Issuing Bank or modify the LC Issuance Limit of any Issuing Bank with the consent solely of the Borrower, the Administrative Agent and such Issuing Bank (and the consent of the Required Lenders or any other class of Lenders shall not be required) and (y) the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.22 in accordance with the terms of Section 2.22.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent and the Arrangers (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Administrative Agent, the Arrangers and their respective Affiliates taken as a whole) in connection with the syndication of the Facility, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks and the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (and shall reimburse each Indemnitee upon demand for any reasonable and documented legal or other expenses incurred by such Indemnitee in connection with investigating or defending any of the foregoing), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a

Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory brought by a third party; provided that (i) the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of or in connection with (A) the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) any material breach of any Loan Document by the party to be indemnified or (C) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent in its capacity as such); (ii) at the request of the Indemnitee, the Borrower shall assume the defense of any third party claim, including the employment of counsel reasonably acceptable to the Indemnitee and payment of all fees and expenses of such counsel, (iii) each Indemnitee shall consult with the Borrower from time to time at the request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its Affiliates is a party adverse to such Indemnitee or if the Borrower has assumed the defense of any third party claim so long as it shall have notified the Indemnitee thereof and no conflict of interest shall occur); and (iv) the Borrower shall not be obligated to pay an amount of any settlement entered into without its consent. If the Borrower assumes the defense of any third party claim, (A) the Borrower shall have full control of such defense and proceedings, including any compromise or settlement thereof, (B) the Indemnitee shall be entitled, at its own expense, to participate in (but not control) such defense, at its own expense, and (C) the Borrower shall not settle any such claim or action without the prior written consent of the Indemnitees unless such settlement provides for a full and unconditional release of all liabilities arising out of such claim or action against the Indemnitees and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. If requested by the Borrower, the Indemnitee shall cooperate in contesting any third party claim that the Borrower elects to contest. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent permitted by applicable law and without limiting in any way the Borrower’s reimbursement or indemnification obligations set forth in paragraph (a) or (b) of this Section, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim against each other such Person (and, in the case of the Borrower, any Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unauthorized recipients (but Indemnitees shall be liable for damages arising from the use by unintended recipients) of any information or other materials distributed by it through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of or in connection with the gross negligence, bad faith or willful misconduct of such Indemnitee.

(d) All amounts due under this Section shall be payable promptly after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final and non-appealable judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as expressly provided in Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, the Borrower or any Restricted Subsidiary or other Affiliate thereof or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that no consent or deemed consent of the Borrower shall be required for an assignment to (x) a Lender, an Affiliate of a Lender that has a rating of A- or higher by S&P or A3 or higher by Moody’s or an Approved Fund or (y) if an Event of Default has occurred and is continuing, any assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to any Lender, any Affiliate of a Lender that has a rating of A- or higher by S&P or A3 or higher by Moody’s or any Approved Fund; and

(C) in the case of an assignment of any Commitment or LC Exposure, each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) the assignee, if it shall not be a Lender, shall be required to execute and deliver the applicable forms to the extent required under Section 2.16(f) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered.

If the consent of the Borrower is required pursuant to this Section 9.04(b) in connection with any assignment, then the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within five Business Days following the Borrower receiving a written request for such consent with respect to such assignment.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by Section 9.05 a Lender, Section 9.06 an Affiliate of a Lender or Section 9.07 an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and associated stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and the applicable forms to the extent required under Section 2.16(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or record the information therein in the Register if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee; provided further that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is eligible to be a Lender hereunder. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

Notwithstanding any notice or consent requirement herein to the contrary, all the parties hereto hereby consent to any assignment by MUFG Union Bank, N.A. of its Commitment and the Loans at the time owing to it to its Affiliate MUFG Bank, Ltd., which will otherwise be documented in accordance with the terms hereof.

(c) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (other than a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, the Borrower or any Subsidiary or other Affiliate thereof or any Defaulting Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 9.02(b) (other than clause (vi) thereof to the extent that any applicable change to Section 2.19 pursuant to such clause (vi) would not result in any of the changes referred to in the other clauses of such second proviso) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; and (B) such Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that fails to comply with the preceding sentence shall not be entitled to any of the benefits of Sections 2.14, 2.15 and 2.16. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the Borrower as provided above and to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c), proposed Treasury Regulation 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance, amendment, or extension of any Letters of Credit, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any other Loan Documents and any separate letter agreements referred to in Section 2.11(c) and any other letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction or waiver of the conditions set forth in Section 4.01. Delivery of an executed counterpart of a signature page of this Agreement by fax or electronic transmission (in .pdf form) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing and the Loans then outstanding have been declared due and payable in accordance with Article VII, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower existing under this Agreement held by such Lender, such Issuing Bank or their respective Affiliates which are then due and payable, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Subsidiary Guaranties. The Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any of its Subsidiaries organized under the laws of the United States of America, any State thereof or the District of Columbia to become a Guarantor by such Subsidiary executing and delivering to the Administrative Agent a Subsidiary Guaranty, together with such evidence of authority and opinions (which may be opinions of in-house counsel) as the Administrative Agent may reasonably request. So long as no Event of Default has occurred and is continuing (or would result from such release), (i) if all of the Equity Interests in a Guarantor that are owned by the Borrower or a Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) if, immediately after giving effect to the release of any Guarantor’s Subsidiary Guaranty, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Guarantor from its Subsidiary Guaranty.

Section 9.10 Governing Law; Jurisdiction. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having or purporting to have jurisdiction over the Administrative Agent, such Issuing Bank or such Lender, as applicable, or its Affiliates, (c) to the extent required by any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility evidenced by this Agreement, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility evidenced by this Agreement or (iii) any market data collectors; or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates not known by the Administrative Agent, any Issuing Bank or any Lender to be in breach of any legal or contractual obligation not to disclose such information to the Borrower; provided that (notwithstanding the foregoing) no such non-public information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (f) above. For the purposes of this Section, “Information” means all information received from the Borrower or any of the subsidiaries of the foregoing relating to the Borrower or any of its Affiliates or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates not known by the Administrative Agent, any Issuing Bank or any Lender to be in breach of any legal or contractual obligation not to disclose such information to the Borrower, provided that, in the case of information received from the Borrower or a Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or would commonly be understood to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN Section 9.13(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act.

Section 9.16 Termination of Commitments under Existing Credit Agreement. The Borrower has given, or contemporaneously with the execution and delivery of this Agreement is giving, to the administrative agent under the Existing Credit Agreement notice of the termination of the commitments of the lenders under the Existing Credit Agreement, so that such commitments terminate on the Effective Date. Execution of this Agreement by Lenders who are lenders under the Existing Credit Agreement shall constitute a waiver of the notice provisions in Sections 2.08 and 2.10 of the Existing Credit Agreement that would otherwise be applicable to such termination, and such Lenders agree that the administrative agent under the Existing Credit Agreement may rely on this Section 9.16.

Section 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

Schedule 2.01

Commitments

Lender	Commitment
MUFG Union Bank, N.A.	$204,724,000
Bank of America, N.A.	$204,722,000
Mizuho Bank, Ltd.	$204,722,000
Royal Bank of Canada	$204,722,000
The Toronto-Dominion Bank, New York Branch	$204,722,000
Truist Bank	$204,722,000
U.S. Bank National Association	$204,722,000
Wells Fargo Bank, N.A.	$204,722,000
Citibank, N.A.	$204,722,000
JPMorgan Chase Bank, N.A.	$147,500,000
Morgan Stanley Bank, N.A.	$125,000,000
Goldman Sachs Bank USA	$75,000,000
MidFirst Bank	$65,000,000
TOTAL	$2,255,000,000

Schedule 2.08

LC Issuance Limit

	Issuing Bank	LC Issuance Limit
1.	MUFG Union Bank, N.A.	$11,111,111.12
2.	Bank of America, N.A.	$11,111,111.11
3.	Mizuho Bank, Ltd.	$11,111,111.11
4.	The Toronto-Dominion Bank, New York Branch	$11,111,111.11
5.	U.S. Bank National Association	$11,111,111.11
6.	Royal Bank of Canada	$11,111,111.11
7.	Wells Fargo Bank, N.A.	$11,111,111.11
8.	Truist Bank	$11,111,111.11
9.	Citibank, N.A.	$11,111,111.11
Total:		$100,000,000